Contact:

Carole Casto

Executive Director - Corporate Communications

(317) 610-2480

carole.casto@cummins.com

Cummins announces strong first quarter results with revenue growth of 16 percent and EBIT increasing 24 percent

  Company on track for record full-year revenues and EBIT

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) today reported strong sales and profits for the first quarter of 2012.

First quarter revenue of $4.5 billion increased 16 percent from the same quarter in 2011.  The increase year-over-year was driven by higher demand in truck, power generation and construction markets in North America and strong growth in global mining markets.  Growth in these markets offset weaker demand in the truck market in Brazil, the construction market in China and construction and power generation markets in Europe.

Earnings before interest and taxes (EBIT) was $658 million or 14.7 percent of sales compared to $532 million or 13.8 percent of sales in the first quarter of 2011.  EBIT increased by 24 percent, continuing the company’s trend of growing earnings faster than sales.

Net income attributable to Cummins in the first quarter of 2012 was $455 million ($2.38 per diluted share) compared to $343 million in the same period a year ago ($1.75 per diluted share).

“Cummins continues to benefit from its geographic diversification and its leadership position in a number of end markets as evidenced by our very strong first quarter results”, said Tom Linebarger, Chairman and Chief Executive Officer.  “Revenues in North America grew 40 percent in the first quarter, offsetting near-term softness in some emerging markets.  I am delighted that through close coordination with our key OEM partners and strong execution from our manufacturing and supply chain teams, we have been able to quickly increase our production in North America to meet strong demand for our products.”

Based on the current forecast, Cummins reaffirms that total Company revenues are expected to increase 10 percent in 2012, with EBIT in the range of 14.5 to 15 percent of sales.

Other recent highlights:

  Cummins announced at the Mid-America Truck Show in March that it has commenced development of a new 15-liter spark-ignited natural gas engine for the U.S. heavy-duty truck market.
  Also at the Mid-America Truck Show, Cummins unveiled its product solutions that will allow the Company’s engines for U.S. truck customers to meet 2014 fuel efficiency and green house gas standards in 2013.
  Cummins announced plans to develop a new master site for its operations in Brazil.
  For the fifth consecutive year, Cummins has been named one of the world's most ethical companies by The Ethisphere Institute.

First quarter detail (all comparisons to same period in 2011)

Engine Segment

  Sales – $2.9 billion, up 20 percent
  Segment EBIT – $381 million, or 13.3 percent of sales, compared to $290 million or 12.1 percent of sales
  Improved demand in  North American heavy duty truck, medium duty truck and light duty truck and construction markets offsetting lower sales to the China construction and Brazilian truck markets
  Strong demand for mining engines globally

Components

  Sales - $1.1 billion, an increase of 19 percent
  Segment EBIT - $143 million, or 13.0 percent of sales, compared to $105 million or 11.4 percent of sales
  Record quarter driven by increased demand in North America and Brazil more than offsetting lower demand in Europe and China

Power Generation

  Sales – $780 million, down 2 percent
  Segment EBIT – $76 million, or 9.7 percent of sales, compared to $89 million or 11.2 percent of sales
  Improved demand in North America and Brazil offsetting lower revenues in the Middle East and Europe

Distribution

  Sales – $775 million, up 21 percent
  Segment EBIT – $94 million, or 12.1 percent of sales, compared to $89 million or 13.9 percent of sales
  Revenue increase driven by strong growth in Asia Pacific region, North and Central America, Europe and Africa

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 44,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.85 billion on sales of $18.0 billion in 2011. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, expectations, hopes, beliefs and intentions on strategies regarding the future.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2011 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.